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                                                                   Exhibit 10.06

INTERCONNECTION AGREEMENT BETWEEN SOCIEDAD OCCIDENTE Y CARIBE - CELULAR S.A. AND EMPRESAS PUBLICAS DE MANIZALES EPMZL

Between the undersigned, GILBERTO ECHEVERRI MEJIA, resident of Medellin, with citizens card number 3.302.711 of Medellin, who is acting as the President and Legal Representative of OCCIDENTE Y CARIBE CELULAR, S.A. - OCCEL S.A. - a mixed economy society with private capital in the majority, domiciled in Pereira, that for the effects of this agreement will be referred to as OCCEL, on one part, and on the other part LUIS JOSE LONDONO ARANGO, resident of Manizales, identified with citizens card number 10.225.433 of Manizales, who is acting as the General Manager and Legal Representative of EMPRESAS PUBLICAS DE MANIZALES, Public Entity of Municipal order, who hereinafter will be referred to as EMPZL, this interconnection agreement is concluded and shall be governed pursuant to the clauses within this document, subject to the following considerations and definitions:

CONSIDERATIONS:

FIRST. OCCEL is the awardee of the concession which has as its object the rendering of a Cellular Mobile Telephone Service on the "A" network in the Western region of Colombia pursuant to agreement 000005 concluded with the Ministry of Communications on March 28, 1994.

SECOND. The Law 37 of 1993 and the Decree 741 of the same year authorized the access right of the Cellular Mobile Telephone operators (CTN) to the public switched telephone networks (PSTN) already established in the country, for the interconnection of the elements of their networks and to manage traffic, and also stipulating the obligation of the public switched telephone network operators to guarantee the access to their Mobile Switched Centers (MSC), providing the facilities for the location of interconnection equipment within equipment rooms of these centrals and, at the same time, the facilities of AC power supply, preventive and corrective maintenance, and also the other facilities that are technically and administratively required, all at the expense of the Cellular Mobile Network Operator.

THIRD. Interconnection will be subject to the equal access principle - pursuant to article 66 Decree 741 of 1993 by virtue whereof the MSC operators are obliged to provide interconnection under equal technical and economic conditions to every CTN operator.

FOURTH. By means of Resolution 002 of 1994, the Telecommunications Regulatory Commission, exercising the powers conferred upon it by Decree 2122 of 1992, established powers conferred upon it by Decree 2122 of 1992, established that for a one (1) year term from October thirteenth (13th) of 1993, the fee for the interconnection between the PSTN subscriber terminal and the local switching center will be TWENTY-FOUR ($24) Colombian pesos per minute, for both outgoing calls and incoming calls to the PSN. This tariff was established based on the variables of cost per line, percentage of line usage, operation costs, maintenance and
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management per line per year, line traffic per year, the useful life of the equipment and network, the replacement thereof and the rate of discount or reasonable profit to the PSTN operator. Furthermore, by means of Resolution 004 of 1993 issued by the Telecommunications Regulatory Commission, the principle was established whereby the party calling to or from the cellular network must assume the costs thereof.

FIFTH. According to regulations governing the interconnection between public switching telephone networks and cellular networks, EPMZL and OCCEL have decided to establish their mutual rights and obligations by means of this instrument.

DEFINITIONS:

For the effects of this agreement, the following terms will have the same meaning stipulated as follows for every one of them, unless in the text of this document a different scope were expressly assigned.

AGREEMENT: Means the present interconnection agreement, in the interpretation whereof there shall be taken into account all incorporated appendices and legislation in force with regard to the subject. Likewise, all amendments agreed to between the parties during the term this agreement are an integral part thereof.

OCCEL S.A.; Means Occidente y Caribe Celular S.A., concessionaire corporation of a Cellular Mobile Telephone Service for the Western area on the "A" network.

EPMZL:  Means Empresas Publicas de Manizales.

CTN:  Means Cellular Telephone Network.

PSTN:  Means Public Switched Telephone Network.

TERMINAL EQUIPMENT: Means the portable, transportable, mobile, fixed or another type of handset that OCCEL has permitted its subscriber or user to use in order to access the cellular mobile telephone service, fulfilling the terms and conditions stipulated by the rules governing this service.

SUBSCRIBER: Any user of the telephone service, whether using a private telephone or public telephone connected to and handled by a CTN, or the terminal equipment connected and handled by a PSTN.

INTERCONNECTION CIRCUIT: The device which interconnects the cellular mobile switching center (MSC) of OCCEL with the combined center of EPMZL.

INTERCONNECTION TRANSMISSION MEANS: These consist of insulated pairs, coaxial and fiber optic cables and their respective regenerators or repeaters and radio systems repeaters or satellite link repeaters, used to connect the OCCEL MSC and the EPMZL telephone centrals directly interconnected to them.
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MSC:  Signifies the mobile switching center of the cellular mobile telephone network.

INTERCONNECTION TRANSMISSION SYSTEMS: These consist of terminal equipment connected to the OCCEL MSC with the EPMZL Telephone centrals directly interconnected to them. This terminal equipment can be analog, digital and optic transmitters and/or receivers of any of the above-mentioned means of transmission, including radio systems or satellite links.

FIRST CLAUSE - OBJECT OF THE AGREEMENT: The object of this agreement is to establish the technical, operative, administrative, economic, financial and legal rights and obligations which shall regulate the interconnection of the EPMZL public switched telephone network to the OCCEL Cellular Mobile Telephone network.

SECOND CLAUSE - EPMZL OBLIGATIONS: EPMZL engages to fulfill the following technical, administrative, economic and financial obligations:

A.  TECHNICAL:

1. To guarantee the interconnection of its equipment with the OCCEL cellular mobile telephone network equipment, both for outgoing and incoming traffic, in accordance with the provisions of Law 37 of 1993 and Decree 741 of 1993.

2. To acquire, install, operate, maintain, and replace the equipment and elements required in its network for the interconnection of its telephone system with the OCCEL CTN in order to guarantee that incoming and outgoing traffic can be transmitted according to the development plans of both companies, and in the quantity which guarantees that in the circuits interconnecting the EPMZL PSTN centrals with the OCCEL MSC in Pereira, call drops with automatic access will not exceed one (1%) percent in peak hours, excluding the losses due to the interconnection equipment installed after the last switching center of EPMZL.

3. To permit all of the EPMZL subscribers whose "A" subscriber number can be automatically identified and transmitted, to have access to the OCCEL cellular mobile telephone service, and also to the new services rendered to third parties through the OCCEL CTN, in accordance with the provisions of the Law and the agreements between the parties. EPMZL shall permit access to the CTN of OCCEL to all of its subscribers, but shall have the power to withdraw such access for those who specifically request this.

4. To perform maintenance, both preventive and corrective, of the systems and transmission media belonging to EPMZL and used by OCCEL. The rent agreed to by the parties for the leasing of these systems and media includes the respective maintenance cost.

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5.      To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with a technical failure) attributable to EPMZL in relation to the total of calls offered in low traffic, which does not exceed, on the average, three (3%) percent.

6 To perform pursuant to APPENDIX NO. 1, measurements of traffic, grade of service, and in general, all tests which permit the establishment of the communications quality level between the two networks, and at the same time to identify the need to make adjustments in the interconnection enhancement program or its configuration. To test quality of service between the two networks and to perform maintenance programs, EPMZL will provide To OCCEL two telephone lines with access to its CTN, without long distance access and free of charge. The location, the types of traffic accessible and usage time of these numbers will be agreed upon by the executives designated by parties for the administration of this agreement. When considered necessary, the tests shall be performed jointly following a previously agreed upon program.


7. To submit to OCCEL all the required information to guarantee that interconnection between the two networks fulfills the fundamental basic plans established by the Ministry of Communications.

8. To verify monthly, or upon the request of OCCEL, the correct operation of its outgoing and incoming links, immediately notifying OCCEL of any damage.

9. To adopt all measures in order to prevent fraud and generation of inconsistencies. By virtue of this obligation, EPMZL shall adopt the necessary measures order to prevent the access to OCCEL's CTN telephones without charge, not assigned, interrupted, retired and non intelligent public phones. Access shall be permitted only to public and semi-public telephones and which have the ability to charge for this type of calls, which must be connected to centrals with the ability to identify the "A" subscriber number.

10. EPMZL must submit to OCCEL the identification number of the "A" subscriber who originates the call at the centrals of its PSTN when it is technically possible, in accordance with the schedule of replacement or upgrading of its telephone centrals. EPMZL subscribers connected to centrals where the identification and automatic transmission of the "A" subscriber number is not possible are not allowed to access the OCCEL CTN.

11. To repair, within the terms and conditions established by the executives responsible for the management of the contract, the failures reported by OCCEL.

12. Not to discriminate against the OCCEL traffic for its own benefit or that of any other operator.

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13.   To guarantee not to cause any damage to the physical and technical infrastructure of OCCEL and also to respect the conditions stipulated by the Internal Work Rules, EMPZL being obligated to assume the costs of repair of the damage caused, provided that such damage is imputable to EMPZL or to its contractors.

14. To permit access at any time to EMPZL facilities to the persons authorized by OCCEL in order to perform preventive and corrective maintenance of the equipment for which it is responsible. OCCEL shall provide, with sufficient advance notice, a list of these persons, who must fulfill the conditions established in the EMPZL Internal Work Rules. In the event that access for the persons designated by OCCEL were not possible, due to the absence of an EMPZL executive who authorizes it, the latter engages to permit such access in accordance with the terms and conditions agreed upon by the persons responsible for the management of this contract.

B.  ADMINISTRATIVE, ECONOMIC AND FINANCIAL:

BI.  IN RELATION TO BILLING

1. EMPZL shall include in the bill for services to its subscribers the charges for calls which the consumers of its network originate to the OCCEL network, including access charges to the EMPZL PSTN and charges for usage of the OCCEL CTN. The statement of calls and charges shall be that received from OCCEL on magnetic tape or any other media agreed upon.

      EMPZL may verify the statement of charges for access charges for its PSTN recorded by OCCEL against the statement for control and verification purposes which EMPZL recorded at its digital centers, in order to establish the difference of the charge units measured according to the agreed upon format. By mutual agreement between the parties, a percentage of difference shall be established as the permitted margin of tolerance

      In the event that the difference between the total amounts recorded by OCCEL and EMPZL exceeds the aforementioned margin of tolerance and there is no technical justification, the access charges shall be billed at the higher record, whether it corresponds to the information of OCCEL or of EMPZL. In the event that there is technical justification, the billing shall be done based on the record which does not contain errors or by means of the combination of the information of OCCEL and EMPZL.

      The parties shall agree monthly upon the dates and times for cutting the billing period. EMPZL may include in the same bill the charges for other items and even charges from the other cellular network operators. The bill will contain the information pursuant to APPENDIX NO. 2 of this agreement.
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The incremental costs due to inclusion on bills issued by EPMZL of the calls made by the subscribers to its PSTN to the OCCEL CTN, will be chargeable to OCCEL and will be paid in the manner set forth in APPENDIX NO. 2.

2. To rebill the accounts including extra charge to the subscribers or users who have not paid the total amount of the OCCEL Cellular Mobile Telephone Service within the time limits stipulated to pay the bill.

3.   To maintain the records that could not be billed in each period
     (recycle) and are susceptible to be billed again in the next period, and submit a report of these amounts to OCCEL. This point is applicable only in the cases in which subscribers are in the process of incorporation into the EPMZL subscriber files. At maximum one (1) recycle will be permitted; after this recycle the records that had not been incorporated will be considered as inconsistencies with their respective justifications.

4. Unless it has express and written authorization from OCCEL, EPMZL may in no case bill any charge or amount derived from the rendering of Cellular Mobile Telephone Service by OCCEL, other than that specified in this contract.

5. To bill its subscribers or users for penalties or interest on late payment at the maximum rate legally accepted, pertaining to amounts that have not been collected within time limits stipulated on the bill, for calls transmitted to the OCCEL CTN. These penalties or interest will be billed monthly for each month or fraction of delay and the form in which it shall be distributed shall be agreed upon by the executives responsible for the administration of this contract. This penalty shall not apply in the event of an inevitable accident or force majeure.

6. To submit to OCCEL though magnetic media or another procedure mutually agreed upon, the records of frauds and billing inconsistencies for calls from the PSTN to the CTN, with their justifications, and additionally those records which will be entered on the definitive list of accounts receivable, within fifteen (15) days following the end of every EPMZL billing period.

7. To guarantee the integrity and quality of the billing of the calls originated on the EPMZL PSTN to the OCCEL CTN and to be responsible for errors generated in the billing process in relation to the customers and authorities when such errors are imputable to EPMZL.

BII.  IN RELATION TO COLLECTION OF CALLS ORIGINATED ON THE EPMZL PSTN

1.   EPMZL shall incorporate into the invoices which it issues for collection from its subscribers and users a tear-off or coupon which contains the total sum which corresponds to OCCEL for the use of its cellular.
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        network and for any other item which implies a debt in favor of OCCEL.
        This coupon must be designed in such a manner that the amount printed thereon can be deposited directly to the account of OCCEL by the cashier of the institution at which the bill is paid. The characteristics of the aforementioned coupon shall be agreed upon by the executives appointed by the parties for the administration of this agreement.
        OCCEL shall bear the expenses for the procedures with the collection institutions and the amount which they charge for direct deposit to the account of OCCEL of the sums corresponding thereto.

2. During the initial months of validity of this contract, EPMZL shall collect the amounts billed to its subscribers and users for the calls originated by them to the OCCEL CTN, transferring to OCCEL the portion corresponding to the fees for the use of its CTN and retaining for itself the amount of the access charges for the use of its PSTN.

        The aforementioned transfer shall take place within twenty-five (25) calendar days from the final payment date without surcharge established for the EPMZL subscribers. On the aforementioned date, EPMZL shall pay, in addition to 100% of the sum it owes to OCCEL for liability for frauds and inconsistencies, and for the use which may have been made of its PSTN by public telephones and other subscribers which are not billed.
        On the same date EPMZL shall deduct from the sum to be transferred to OCCEL the amounts which OCCEL owes thereto for liability for frauds and inconsistencies, access charges for calls originated by OCCEL subscribers, or any other sum which has been agreed upon in this contract, and which has been incurred in the billing period to which these transfers pertain.

        Within the fifteen (15) business days following the final date for payment without surcharge established for the EPMZL subscribers, the executives designated by parties shall reconcile the accounts in order to establish the net amount which must be transferred to OCCEL by EPMZL, or the amount which OCCEL owes to EPMZL, according to the result of the reconcilement of accounts.

        The provisions of this section shall be applicable until the date on which OCCEL has completed the necessary measures to perform the separate collections for which provision is made in the preceding section. Once this condition is fulfilled, EPMZL and OCCEL shall execute an instrument to institute the separation of collections.

3. Except as provided by Law, EPMZL shall not accept partial payments differentiated by telephone operator companies, that is, it shall require from its subscribers the payment in full of the telephone
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     service billed, and in the event of non-payment, it shall apply the Law, the regulations and this contract.

4. EPMZL shall grant payment facilities to its subscribers or users when they so request and provided that they fulfill the internal rules established. These facilities shall only be applicable to amounts owed for calls to the OCCEL CTN when the latter indicates its approval thereof. The manner in which the interest relating to the financing of these facilities shall be distributed shall be agreed upon by the executives responsible for the management of this agreement.

     The debit advices issued by EPMZL in order to grant the payment facilities specified herein, or to resolve claims which require such notes, shall not constitute a breach of the preceding provision when such notes have been submitted to OCCEL and are duly approved by the latter.

5. EPMZL shall pay interest OCCEL on late payment at a rate equivalent to the maximum allowed by Commercial Law for similar transactions, monthly or proportional to the days elapsed from the demandability of the debt to the verification date, due to the delay in the payment of the amounts collected for the use of the OCCEL CTN. Excluded from this sanction are the delays due to force majeure or inevitable accident.

6. To maintain and continuously update the records of the active list of accounts receivable and also to issue bills in order to collect them. The management of recoveries on debtors in default shall be effected in accordance with the provisions of APPENDIX NO. 2.

7. Until the separation of collections for which provision is made in number B.II.1 of the second clause, EPMZL shall remit to OCCEL, within the ten (10) calendar days subsequent to the final date for payment without surcharge established for its subscribers in the respective collection period, EPMZL shall submit to OCCEL through magnetic media or another procedure mutually agreed upon and according to the design agreed upon, the information as to amounts not collected, detailed in the same form as they were submitted by OCCEL for billing, as well as the cumulative amounts of the debt portfolio.

8. EPMZL shall suspend access to the mobile telephone network of OCCEL to the subscribers requested by OCCEL by written notice, provided that it is technically possible and will not affect access to other networks, unless there is express written authorization from the operators which could be affected.

9. To submit to OCCEL all documents that it requires and are within the scope of EPMZL to supply, in order that OCCEL may, under its own responsibility, proceed with legal collection of late payments.
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BIII.  IN RELATION TO SUBSCRIBER CLAIMS:

        Claims from EPMZL subscribers related to calls to the OCCEL mobile telephone network shall be handled pursuant to APPENDIX NO. 2.

BIV.   IN RELATION TO PUBLICATION IN THE TELEPHONE DIRECTORY:

To allow OCCEL to publish the list of its subscribers in the Manizales Telephone Directory, OCCEL bearing the cost set for this purpose in accordance with the contractual regulations and tariffs agreed upon between EPMZL and the company which publishes the Manizales Telephone Directory. Such list will only include the subscribers who wish to be included in the Directory.

THIRD CLAUSE - OBLIGATIONS OF OCCEL: OCCEL engages to fulfill the following technical, administrative, economic and financial obligations.

A.  TECHNICAL:

1. To guarantee the interconnection of its equipment with that of the public switched telephone network of EPMZL for both incoming and outgoing traffic.

2. To acquire, install, operate, maintain and replace the required devices and equipment for interconnection of the OCCEL CTN with the EPMZL PSTN, including those which permit the assessing of charges for outgoing and incoming calls, with specifications according to the development plans from both companies, and in the amount which guarantees a loss no greater than one percent (1%) during peak hours. This obligation to acquire the interconnection devices and equipment shall be considered to be fulfilled when by agreement between the parties, such devices and equipment are provided by EPMZL by lease.

3. To permit the subscribers of OCCEL to access the public switched telephone network of EPMZL, as well as the new services which are rendered to third parties through the EPMZL PSTN, in accordance with the provisions of the Law and the agreement between the parties. OCCEL shall permit the access to the EPMZL PSTN to all of its subscribers, but shall have the power to withdraw such access for those who specifically request this.

4. To perform both preventive and corrective maintenance of systems and transmission media owned by OCCEL which participate in the interconnection.

5. To perform maintenance which guarantees, in incoming and outgoing traffic, a ratio of unsuccessful calls (with technical failure) attributable to OCCEL in relation to the total of calls generated in low traffic, which shall not exceed, on the average, three (3%) percent.

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6.      To perform pursuant to APPENDIX NO. 1, measurements of traffic, grade of service, and in general, all tests which permit the establishment of the communications quality level between the two networks, and at the same time to identify the need to make adjustments in the interconnection enhancement program or its configuration. To test quality of service between the two networks and to perform maintenance programs, OCCEL will provide to EPMZL two telephone lines without long distance access. These telephones shall be free of charge for EPMZL. The location, the types of traffic accessible and usage time of these numbers will be agreed upon by the executives designated by parties for the administration of this agreement. When considered necessary, the tests shall be performed jointly following a previously agreed upon program.

        In order to control the interconnection between the two networks, OCCEL and EPMZL, within two (2) months after concluding this agreement, will make an emergency plan and a schedule for preventive maintenance, grade and quality of service measurements and evaluation of performance of maintenance.

7. To supply EPMZL with the information necessary in order to guarantee that the interconnection between the two networks complies with the fundamental basic plans established by the Ministry of Communications.

8. To verify monthly or at the request of EPMZL the correct operation of its incoming and outgoing links, immediately communicating any damage which may have occurred to EPMZL.

9.      To adopt the necessary measures to avoid fraud on the EPMZL PSTN.

10. OCCEL shall be liable for the access charges incurred from its CTN to the EPMZL PSTN.

11. In the event that OCCEL wishes to install alternative transmission media to that installed by EPMZL, it shall be responsible for the respective maintenance.

12. To maintain the Ministry of Communications authorizations in force for the OCCEL radio link systems which are part of the interconnection and to pay the usage rights for the electromagnetic spectrum frequencies which these require.

13. To repair, in accordance with the conditions and terms agreed upon by the executives responsible for the management of the agreement, the failures which may be reported by EPMZL.

14. Not to differentiate the EPMZL traffic in its own benefit or in that of any other operator.

15. To guarantee that it will not cause damage to the physical and technical infrastructure of EPMZL, and
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      also will respect the conditions established in its Internal Work Rules.
      OCCEL shall be responsible for payment for all repair of damages caused, provided that such damage is imputable to OCCEL or its contractors.

B.  ADMINISTRATIVE AND FINANCIAL

BI.  IN RELATION TO BILLING

1. To supply to EMPZL, in accordance with the provisions of number B.I.1 of the second clause, all of the information necessary in order that EMPZL may bill the calls made by the EMPZL PSTN users to the OCCEL CTN. This information will be provided on a monthly basis within the seven (7) calendar days following the date agreed to by the parties as the billing closing date. Once the separation of collections for which provision is made in section B.II.1 of the second clause is in force, OCCEL must also deliver to EMPZL the statement of the sums already billed in previous periods and unpaid by the EMPZL users and subscribers; this information shall be incorporated by EMPZL into the new bills which generates, subject to verification of the corresponding amounts.

      If OCCEL, due to facts imputable to it, does not effect timely and correct submission of the information necessary in order to bill the PSTN subscribers, EPMZL will prepare the bill, without including that which pertains to the information that is not supplied by OCCEL in a timely and correctly manner. The information that has not been processed will be included in the next billing period. In this case, OCCEL shall pay to EMPZL, for the month or fraction thereof, interest on late payment at a rate equivalent to the maximum allowed by law for similar commercial transactions, on the amount of access charges that have not been collected by EMPZL. Excluded from this sanction is non-fulfillment due to force majeure or inevitable accident.

2. OCCEL shall provide to EMPZL, if it so requires, the information necessary in order to verify the payment of charges for access to its PSTN.

3. To guarantee integrity and quality of records submitted to EMPZL for billing and to be liable in relation to the customers and authorities for the errors generated in processes where this information is used, when such errors are imputable to OCCEL.

4. To credit and pay to EMPZL the amount corresponding to the increase in its billing processing costs, stationery, printing and collection - when applicable - arising from the billing of the calls originated by its subscribers to the OCCEL CTN, in accordance with the provisions of APPENDIX NO. 2.

BII.  IN RELATION TO INTERCONNECTION TARIFFS AND OTHER INCOME GENERATED IN
FAVOR OF EMPZL.
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1.      To credit and pay to EPMZL on a monthly basis access charges incurred for calls originated from the OCCEL CTN to the EPMZL PSTN, pursuant to the terms of Law 37 of 1993, Decree 741 of 1993 and Resolutions Nos. 002 and 004 from the Telecommunications Regulatory Commission. Such access charges shall be calculated based on EPMZL and OCCEL records and applying to them a procedure similar to number B.I.1 of the second clause of this agreement. The payment of such charges shall be effected through the deduction that EPMZL shall make from the amount owed to OCCEL for the use of its CTN during the same period in which access charges indicated herein were incurred, or in cash in the event of a partial deduction.

2. To effect payment to EPMZL of interest on late payment at a rate equivalent to the maximum allowed by commercial law for similar operations, monthly or proportionately to days which have elapsed from the due date of payment to the date on which this payment is verified, for the delay in the payment of amounts in favor of EPMZL and which EPMZL has not been able to deduct from the amount owed to OCCEL for payments for the use of its CTN. Excluded from this sanction are the delays caused by force majeure or inevitable accident.

3. To credit and pay to EPMZL the respective costs of the use of the transmission media and systems for the interconnection provided by EPMZL by lease. The rent shall included the respective equipment maintenance. The amounts established by EPMZL for these rents shall be those stipulated in APPENDIX NO. 3, which shall be signed by the parties within a term of no more than sixty (60) days from the date of the concluding of this agreement.

4. To credit and pay to EPMZL the costs for usage of assigned physical space, usage and supervision of buildings, towers and air conditioning and power supply systems for the OCCEL equipment located within the EPMZL facilities. The amounts established by EPMZL for these rents will be as stipulated in APPENDIX NO. 3.

BIII.   IN RELATION TO HANDLING OF CLAIMS

EPMZL shall handle claims relating to the billing of calls originated from the EPMZL PSTN to its cellular network. In the event that it is so required, OCCEL and EPMZL shall conduct the pertinent investigations, each assisting the other with necessary operative and technical support and sharing all required information.

FOURTH CLAUSE - RECIPROCAL OBLIGATIONS OF PARTIES:

A.  IN RELATION TO THE ADMINISTRATION OF THE AGREEMENT:

In order to efficiently manage all matters relating to this agreement, each party shall designate a maximum of two executives, who shall be responsible for discussion, consultation, communication and resolution of the matters which require their intervention and fall within their jurisdiction. Each party shall designate one of these executives to be responsible for the coordination and channelling of communications relations related to this agreement. These executives will meet as required, at the request of any one of them.

        Their functions are as follows:

1. To maintain orderly and accurate documentation related to this agreement, recording, in chronological order, the correspondence, consultations, decisions, solutions and in general every event to be considered as relevant for the history of this agreement.

2. To establish and/or review the procedures relating to billing, collection, payment facilities, account reconciliation, analysis of frauds and inconsistencies, information to the subscribers, claims, fraud control and repairs of damage or failures which arise in the interconnection.

3. To review and approve monthly billing reconciliation, collections and offsetting of accounts for access charges and lease of infrastructure and transmission media, establishing the amount each party owes to the other. In the development of such reconciliation all amounts pending explanation for any of the subjects mentioned above will be followed up.

4. To agree as to solutions concerning the differences of opinion which may arise between the parties with regard to the interpretation, development and execution of any of the stipulations within this agreement.

5. According to measurements performed, to make all required decisions to guarantee the fulfillment of the grade of service, in accordance with the stipulations of the second and third clauses of this contract.

6.      To review the interconnection configuration and capacity.

7. To determine the source of fraud and inconsistencies, establish their solution mechanisms and establish responsibility for their occurrence.

8. To determine the source of damages caused to equipment and devices owned by each party, to assess their value and determine the responsibility for their occurrence.

9. To define the EPMZL PSTN subscribers who shall be allowed to access the OCCEL CTN.

10.     The rest derived from the execution of this agreement.

The decisions agreed upon by these executives shall be of mandatory fulfillment by the parties and must be recorded in instruments signed by the parties.

In the event of disagreement between these persons as to a particular subject, any of them may request that the subject be discussed and decided by the legal representatives of EPMZL and OCCEL.

B.  IN RELATION TO DAMAGES AND THEIR REPAIR

1. To immediately issue notification as to damages detected in the interconnection which require the intervention of any of the parties. The respective party must repair the damage within the term established by the executives responsible for the administration of the agreement and take the necessary measures in order to repair it as soon as possible. Unjustified delays which cause damage will result in repair entirely in favor of the affected party.

2. To have qualified staff available at any time to repair system failures pursuant to the terms and time limits herein.

C.  IN RELATION TO INTERCONNECTION DIMENSIONS:

The parties engage to ensure that the installed capacity of the interconnection equipment matches the dimensions calculated on the basis of demand and traffic projections. In the event that one of the parties has any difficulty in the expansion of the required capacity, it may sign agreements with the other party in order to obtain the supply of the equipment or systems required.

D.  IN RELATION TO LOCATION OF THE OCCEL EQUIPMENT:

According to availability, EPMZL shall provide OCCEL with all facilities for the location of its interconnection equipment and that pertaining to its CTN, providing physical spaces, power supply, air conditioning, including the respective maintenance and guard. In the same way EPMZL shall facilitate the installation of the OCCEL equipment. The cost of these facilities shall be assumed by OCCEL and the amount will be as stipulated in Appendix No. 3.

E.  IN RELATION TO INTERCONNECTION CONDITIONS:

Interconnection technical conditions such as grade of service, tariffs, routing, numbering, signalling and operation shall be regulated in accordance with the stipulations of the Ministry of Communications, the Telecommunications Regulatory Commission and specifically pursuant to Appendix No. 1 to this contract.

FIFTH CLAUSE - LIABILITY OF THE PARTIES

1. Neither party shall be liable for the non-fulfillment of any contractual obligations caused by force majeure or inevitable accidental duly verified. if such circumstances obstruct the execution of the agreement for a term exceeding six (6) months, either party may terminate the agreement by written notice to the other party.

2. Each party must guarantee the integrity and accuracy of all information submitted to the other party, and is obliged to be liable to the other party, customers and authorities for errors generated in processes where such information is used, provided that such errors are imputable thereto.

3. Each party must pay the sums which are owed to the other for calls which cannot be collected from the subscribers or users due to frauds and inconsistencies. APPENDIX NO. 2 specifies the manner in which liability for these payments shall be determined. Amounts due for frauds and inconsistencies shall be included within the monthly reconciliations.

4. Liability to the subscriber: In all of their relationships with the public, both EMPZL and OCCEL shall act governed by the principles of honesty, integrity, loyalty and service and shall not act in any manner which discredits, affects or damages the reputation of the other party in any way. Both parties shall act in good faith, honestly and diligently, using their best efforts in order to guarantee subscriber satisfaction and the rendering of the services offered.

5. Social responsibility: In the interconnection and the execution of the agreement, the parties shall take into consideration the fact that their goal is the providing of telecommunication public services in the charge of the State, in a continuous and efficient manner.

SIXTH CLAUSE - INTERCONNECTION LIMIT:

In order to limit the liability of the parties, the interconnection limit shall be the general digital distributors or optical distributors of EMPZL centrals directly connected with the OCCEL CTN, and in consequence every company must assume the costs within its own network.

SEVENTH CLAUSE - SUBMISSION TO REGULATION: The interconnection between the two networks, is based upon the plans, regulations, definitions and standards of the Ministry of Communications, and in the absence thereof, upon the plans, definitions and standards of the International Telecommunications Union (ITU) and other international bodies of jurisdiction, in which Colombia forms a part by virtue of international agreements and covenants.

EIGHTH CLAUSE - INTERCONNECTION DIMENSIONS:
The quality of the circuits required for different links or routes between two networks, both for incoming and outgoing traffic, as well as the quantities for future expansion, shall be calculated by OCCEL and reviewed by EMPZL and shall be established according to instruments signed by the parties. This dimensioning will be reviewed at least every six months to adjust it to traffic conditions. The dates of entry into service of links for future extensions shall be mutually agreed upon, taking into account that the grade of service and development plans of each company may not be affected by the delay by one party in the execution of such extensions.

NINTH CLAUSE - RELIABILITY AND AVAILABILITY: Both parties should maintain the interconnection minimum levels of reliability in order to guarantee service continuity. The reliability shall be measured in terms of the time in which the interconnection is normally operating. The minimum reliability for the subscriber to interconnection equipment is 99.99% measured over a monthly period, which means that the total of system dropped times which affect the whole interconnection, should not be higher than 4.4 minutes/month. The interconnection will have alternate routes as agreed upon by the parties.

TENTH CLAUSE - AUDITING: Each party may directly or through a third duly authorized party undertake the necessary review to establish account accuracy and the faithful compliance with the procedures agreed upon by virtue of this agreement. The cost incurred for this purpose shall be paid by the party who is reviewing. The party whose accounts and procedures shall be reviewed must provide all required facilities.

ELEVENTH CLAUSE - EXEMPTION FROM LIABILITY IN THE EVENT OF INTERRUPTION:
Neither party shall be liable in relation to the other party for damages causing the interruption or failure of its telephone systems or interconnection with the OCCEL CTN, nor shall either party be permitted to provide to their customers the facilities to take action against the other party under these circumstances.

TWELFTH CLAUSE - CONFIDENTIALITY OF INFORMATION: All of the correspondence and information exchanged between the parties for the fulfillment of this agreement, concerning subscriber data, billing, collection, growth forecast, must be maintained in strict confidentiality and may only be used in order to permit sufficient fulfillment of the obligations acquired by virtue of the present contract. The parties expressly declare that the transmission of such information, either verbally or in writing, to third parties that are not duly authorized to request and receive it will result in the full indemnity of damage caused by this disclosure.

THIRTEENTH CLAUSE - DURATION OF AGREEMENT: This agreement has a duration of five (5) years from the date of its execution, and may be extended by equal periods, as long as the parties do not issue notification to the contrary in writing within sixty (60) calendar days prior to its expiration or the expiration of the extension.

FOURTEENTH CLAUSE - AMENDMENTS TO THE AGREEMENT: During the term of this agreement it may be amended, except in those clauses imposed by Law; in order to do so the interested party should notify the other party in writing. In the event that an agreement is not reached within the sixty (60) calendar days following the first communication date, OCCEL, EPMZL or both parties will request intervention of the Telecommunications Regulatory Commission in the dispute, and in the meantime, the conditions established herein shall be in force. The decision of the Commission shall be binding upon both parties.

FIFTEENTH CLAUSE - SOLUTION OF CONTROVERSIES: In the event of differences, discrepancies or conflicts arising between parties as to the making, interpretation, execution, termination or dissolution of this agreement, they shall attempt to solve it in a direct, rapid and amicable manner. If this is not possible and the Telecommunications Regulatory Commission does not have jurisdiction to hear the differences, discrepancies or conflicts in question, the parties jointly or individually shall submit themselves to decision by a Court of Arbitration.

If the controversy, discrepancy or conflict were eminently technical in nature, the parties by mutual agreement may submit it to the decision of two experts in the subject matter which is the object of the difference, who shall be designated by the ACIEM. The decision of these experts shall be of mandatory fulfillment by the parties.

The Court of Arbitration shall consist of three arbiters designated by mutual agreement, who must be licensed, practicing attorneys, with knowledge of Telecommunications Laws. In the event that no agreement is reached between the parties, the designation of the arbiters shall be made by the Chamber of Commerce of Manizales. The judgment shall be by law and must take place within six (6) months following the constitution of the Court.

The cost for the petition for the constitution and the operation of the Court shall be paid by the parties in equal proportion.

SIXTEENTH CLAUSE - DOCUMENTS OF AGREEMENT: The following documents are an integral part of this agreement and compliance therewith is therefore mandatory.

1.      APPENDIX NO. 1:  Technical Aspects
2.      APPENDIX NO. 2:  Financial, economic and administrative aspects
3. APPENDIX NO. 3: Lease costs of systems and transmission media, physical spaces and infrastructure supplied by EPMZL.

SEVENTEENTH CLAUSE - APPLICABLE LAW: This agreement and all controversies that might arise must be subject to this agreement, to the Law and to the Colombian Courts.

EIGHTEENTH CLAUSE - DOMICILE: For pertinent legal effects it is understood that this agreement shall be concluded in the city of Manizales.

NINETEENTH CLAUSE - WAIVER: The obligations of the parties and rights granted by this agreement to each party shall not be considered as susceptible to waiver, by virtue of practices or customs in a contrary sense. The tolerance of one party in accepting the non-fulfillment of any of the obligations assumed by the other should not be considered as acceptance of the tolerated fact nor as precedent for its repetition.

TWENTIETH CLAUSE - PARTIAL NULLITY: The nullity, invalidity or the legal impossibility to comply with one or more of the clauses of this contract shall not affect the other clauses and the contract shall be interpreted as if the clause which is invalid, null or impossible to fulfill did not exist.

TWENTY-FIRST CLAUSE - TITLES: Clause titles herein are only incorporated for the purpose of facilitation of reference and cannot be used for interpretation of the agreement.

TWENTY-SECOND CLAUSE - INTEGRITY OF THE AGREEMENT:
Both OCCEL and EPMZL have read this agreement and understood and accepted the terms, conditions and stipulations herein, which have been agreed to in order to maintain the high standards of the quality of service and the customer service and to protect the reputation of both OCCEL and EPMZL brand names. Neither party is obligated by declarations of their executives, employees or agents which are contrary to the provisions of this agreement. This agreement contains the integral agreement between the parties and previous agreements or covenants, both verbal or written, existing between parties are null and void.

TWENTY-THIRD CLAUSE - WAIVER OF SUMMONS: To collect any amount of money which parties owe by virtue of this agreement, it shall not be necessary to establish default or to require its payment, rights which the parties waive.

TWENTY-FOURTH CLAUSE - BUDGET IMPUTATION: EPMZL is obliged to provide in its budget for the income and expenses incurred by the execution of this agreement during the term of validity of the current budget and during succeeding budget terms.

TWENTY-FIFTY CLAUSE - STAMP TAX: The stamp tax which is incurred by the contract shall be paid by OCCEL. In view of the fact that EPMZL is a public law institution exempt from payment of the stamp tax, according to the provisions of article 532 of the Tax Law, OCCEL must pay one half of the pertinent stamp tax.

TWENTY-SIXTH CLAUSE - AGREEMENT REVIEW: The parties acknowledge that this agreement must be made known to the Ministry of Communications and the Telecommunications Regulatory Commission. In the event that these entities require addition to this agreement of information or specifications pursuant to the twenty-fourth clause of the concession agreement concluded between the Ministry of Communications and OCCEL, the parties concluding this agreement are committed to sign a supplementary agreement which incorporates such additions. In the same manner, the parties declare that they know that EPMZL must offer the same technical and economic conditions to all cellular mobile telephone operators who conclude an interconnection agreement with EPMZL, and in consequence any advantage or privilege granted to one of them and not offered to the rest, could be subject to sanction for both EPMZL and the favored cellular mobile telephone operator.

TWENTY-SEVENTH CLAUSE - COMMUNICATIONS: Except as otherwise agreed upon, all communications between parties shall be written and shall be considered as valid and sufficient if they are sent by certified mail or by fax, verifying by telephone the sending and receipt thereof, to the following addresses and fax numbers:

To Empresas Publicas de Manizales:

EMPRESAS PUBLICAS DE MANIZALES
        Gerencia General        [General Management]
        Carrera 21 No. 29-29
        Manizales
        Telephone: 968 84 84 84         Fax: 968 84 33 33

To OCCEL
        OCCEL S.A.
        Direccion de Interconexion      [Interconnection Dept.]
        Calle 50 No. 55-01
        Medellin
        Telephone: 945129090
        Fax:       94 512 90 90         94 513 01 99

In the event that any of the parties changes any of this information, it will be responsible for reporting the new information to the other party in the manner previously stipulated herein. Communications performed according to the provisions of this agreement shall be considered as received upon the first to occur of: five (5) days following the delivery or when they have been received personally by the addressee.

TWENTY-EIGHTH CLAUSE - CONCLUDING AND EXECUTION : In order to conclude this agreement, it requires signature, payment of the stamp tax and its publication in the Municipal Newspaper of Manizales. This requirement shall be understood to be fulfilled by the presentation of the receipt for the payment of the publication fees. Both expenses shall be assumed by OCCEL.

In testimony whereof, this agreement is signed in the city of Manizales on the _____ day of nineteen hundred and ninety-four (1994).

By OCCEL S.A.           By EMPRESAS PUBLICAS DE MANIZALES

GILBERTO ECHEVERRI MEJIA LUIS JOSE LONDONO ARANGO
President               General Manager


                                 APPENDIX NO. 1
                               TECHNICAL ASPECTS

FIRST CLAUSE - OBJECT : The object of this appendix is to supplement and specify the definitions of terms and procedures relating to the technical aspects of the interconnection agreement.

SECOND CLAUSE - DEFINITIONS: EPMZL and OCCEL agree to the following definitions for the terms related as follows:

SWITCHING EQUIPMENT FOR THE INTERCONNECTION: All devices which are part of the OCCEL MSC or EPMZL switching centers, and are directly connected with transmission systems for the intercommunication between the two networks.

GRADE OF SERVICE: Ratio by percentage between the quantity of unsuccessful call attempts due to congestion or failure, and the total of call attempts recorded in a measurement or a test.

CONGESTION GRADE: Ratio by percentage between the quantity of unsuccessful call attempts due to congestion and the total of call attempts recorded in a measurement or a test.

TECHNICAL FAILURE INDEX: Ratio by percentage between the quantity of unsuccessful call attempts due to switching or transmission equipment failures, and the total of call attempts recorded in a measurement or a test.

THIRD CLAUSE - CONNECTION POINTS AND ROUTING: The parties agree that at the beginning the interconnection points between EPMZL and OCCEL networks shall be the EPMZL transmission center designated as Centro 3 and the OCCEL MSC located in Pereira. However, the executives designated by the parties to manage this agreement may agree by means of a mutually executed instrument as to the creation of other connecting points between their two networks, according to traffic and quality of service requirements.

At the beginning, alternative routes to handle traffic between the EPMZL and OCCEL networks will not be available. However, the establishment of alternative routes, through third party networks, may be agreed upon by means of an instrument signed by mutual agreement of the executives designated by parties to manage this agreement.

The parties agree that until such times as the MSC of OCCEL is operating in Pereira, the interconnection shall be effected utilizing the MSC of OCCEL in Cali. For that provisional interconnection the TELECOM switched network shall be used.

FOURTH CLAUSE - SIGNALLING: At the beginning the interconnection shall be effected utilizing signalling by associated channel. The line signalling system shall be the Digital R2 pursuant to CCITT recommendations Q.421, Q422 and Q.424. The record signalling system will be MFC type LME.

Upon mutual agreement of the parties, or when the Ministry of Communications so stipulates as mandatory, the signalling scheme by common channel No. 7 of CCITT on the national standard version of Colombia in force on the date of establishment will be adopted.

FIFTH CLAUSE - TEST AND TRAFFIC MEASUREMENT PLAN: In order to evaluate the quality of service, and calculate the grade of service, the parties agree to make test calls from the OCCEL MSC and EMPZL switching centrals. These calls shall be made on a periodic basis and also in events which demand the performance of special tests. The quantity of test calls, their centrals and origin and destination numbers, days and hours, and the way they are recorded, shall be agreed upon by the executives designated by the parties to manage this agreement.

At least once a month, traffic, quality and grade of service measurements of real traffic on interconnection routes which interconnect the two networks will be performed. The quality of service indicators, quantity of measurement days, hours and type of telephonic devices - trunking circuits, signalling devices, software records, etc. - upon which the measurements are to be made shall be agreed upon by the executives designated by the parties to manage this agreement. These executives may also agree upon the conducting of activities of tracking of failures detected in the interconnection. For the diagnosis of quality of service and tariff problems there will also be joint analysis of calls of no longer than six seconds in duration, calls no longer than one hour, calls with identification of caller number failure, channels with high index of failure or loss produced, and series with a high index of unsuccessful calls.

In testimony whereof, this agreement is signed in the city of Manizales on the _____ day of _______ of nineteen hundred and ninety-four (1994).

By OCCEL S.A.                   By EMPRESAS PUBLICAS DE MANIZALES


GILBERTO ECHEVERRI MEJIA LUIS JOSE LONDONO ARANGO
President                General Manager

                                 APPENDIX NO. 2
                 FINANCIAL, ECONOMIC AND ADMINISTRATIVE ASPECTS

FIRST CLAUSE - OBJECT : The object of this Appendix is to supplement and specify the procedures related to the financial, economic and administrative aspects of the interconnecting agreement.

SECOND CLAUSE - INFORMATION INCLUDED IN THE BILL : The bill from EPMZL to its subscribers, the information about calls originated by them to the OCCEL cellular mobile telephone network, and the amount shall be presented in the manner agreed upon by the parties agree within the thirty (30) days following the concluding of this agreement.

THIRD CLAUSE - BILLING COSTS : OCCEL shall effect payment to EPMZL in the amount of fifty ($50.00) pesos for each bill issued with calls to the OCCEL network. This amount includes all concepts related to detail billing of calls to the OCCEL cellular network, and the collection of amounts owed by OCCEL where applicable.

These billing costs will be readjusted annually in the same percentage as the minimum wage increase, when it occurs.

FOURTH CLAUSE - LATE PAYMENT RECOVERY : According to the accounting system, the list of late payments for calls made by EPMZL users to the OCCEL CTN shall be borne by each company, according to the respective proportion. The recovery of late payments may be obtained by either OCCEL or EPMZL, according to the agreement made between the parties. In any case, each party will submit to the other the documents required for legal collection of these late payments.

FIFTH CLAUSE - ATTENTION TO CLAIMS : OCCEL shall handle the claims relating to the billing of the calls originated by the EPMZL subscribers to its CTN. In the claims which merit it, OCCEL and EPMZL shall conduct the pertinent investigations, providing each other with the necessary technical and operative support and sharing all information.

The parties shall agree as to the manner in which EPMZL shall report on the procedures established by OCCEL for the handling of the claims, when the subscribers or users of EPMZL or OCCEL go to the EPMZL customer service centers to submit claims as to calls made to the OCCEL CTN. In addition, EPMZL shall supply information concerning the billing of the calls to the OCCEL cellular network, when the aforementioned information is requested by the subscribers or users of EPMZL or OCCEL at the EPMZL customer service centers. In the event that OCCEL so requests and it is physically available, EPMZL shall provide a space at its facilities for the handling of claims concerning calls originating from its PSTN to the OCCEL CTN; the parties shall agree as to the economic conditions whereby EPMZL shall provide the aforementioned space.

SIXTH CLAUSE - ANALYSIS AND RECOVERY OF FRAUDS AND INCONSISTENCIES : An inconsistency is considered to be all inaccurate information about data concerning the recording, payment or billing of a call, which temporarily or permanently makes the billing process and the charging of this call to the user who actually made it impossible. There is temporary impossibility of billing when the inaccuracy is solved after an analysis which makes it possible to effect the billing in a subsequent period. There is permanent impossibility when, after the respective analysis, it is determined that respective charge cannot be collected. Each party shall be liable to the other for payment for the inconsistencies which arise due to calls which originated on its network, unless it is proven that such inconsistencies are imputable to inaccuracies or errors committed by the other party, or to an irremediable technical problem.

It is considered that a fraud has been committed in a call when it has been determined that collection definitively cannot be effected for reasons other than the occurrence of an inconsistency or the declaration that the debt assumed by the subscriber or user generating is impossible to collect. Fraudulent calls can be made from OCCEL or EPMZL networks, whether the origin number has not been assigned to any subscriber or user, the calls have never been billed to the subscriber to whom the number of origin is assigned, or, having been billed, they have been subsequently been deducted from the account of the subscriber to whom the number of the origin is assigned. Each party shall be liable to the other for payment for the fraudulent calls originated in its network, unless it is proven that the cause of such fraud is due to negligence or to errors committed by the other party.

If within the three months subsequent to the date of the reconcilement in which it was determined that there was a suspicion of fraud or inconsistency as to a call, it has not been possible to determine whether a fraud or inconsistency effectively occurred in that call, and therefore it has neither been possible to determine the liability for the occurrence of either of those events nor to collect the charges for the call from any subscriber or user, the party operating the network on which the call originated shall assume liability in relation to the other for the payments which are to be made.

SEVENTH CLAUSE - BALANCE CONFRONTATION AND RECONCILING OF ACCOUNTS; EPMZL and OCCEL shall maintain an accounting control which shall be reconciled monthly in order to determine the net balance which the debtor party must pay to the creditor party. The dates for these reconcilings of accounts shall be agreed upon by the executives responsible for the management of the agreement. For the effects of the reconciliation, parties may agree to offset accounts for the leasing of systems and transmission media lease, leasing of facilities for equipment location, leasing of electric and air conditioning infrastructure, billing costs, payment for frauds and inconsistencies, interest on late payment and any other concept related to the execution of this agreement.

In testimony whereof this agreement is signed in the city of Manizales on the _____ day of _______ of nineteen hundred and ninety-four (1994).

By OCCEL S.A.                   By EMPRESAS PUBLICAS DE MANIZALES


GILBERTO ECHEVERRI MEJIA LUIS JOSE LONDONO ARANGO
President                General Manager

                                 APPENDIX NO. 3
                   COSTS OF LEASING OF TRANSMISSION SYSTEMS,
                            SPACE AND INFRASTRUCTURE

FIRST CLAUSE - OBJECT: This appendix has as its object the specification of the amount of the rents which OCCEL shall pay to EMPZL for the leasing of the transmission systems and media, physical space at the installations of EMPZL, and infrastructure of the electrical power and air conditioning systems.

SECOND CLAUSE - LEASING OF TRANSMISSION SYSTEMS AND MEDIA:
The leasing of the units comprised by the transmission systems and media which are the property of EMPZL, defined as specified in the contract, shall be subject to the following monthly rates:

TYPE OF UNIT            UNIT            MONTHLY RATE
SYSTEM-MEDIA
Fiber optic link        $       per 2 Mbps. system

Cable link              $       per 2 Mbps. system

Radio digital link      $       per 2 Mbps. system

The leasing of the transmission media owned by EMPZL, defined as specified in the contract, shall be subject to the following monthly rates:

TYPE OF MEDIA           MONTHLY RATE
Insulated pairs         $       per pair

All of the preceding rates include the respective maintenance and the amount for the electrical power and air conditioning required by the respective transmission systems and media owned by EMPZL.

THIRD CLAUSE - LEASING OF PHYSICAL SPACE, ELECTRICAL AND AIR CONDITIONING
INFRASTRUCTURE: The leasing of the physical space of the electrical and air conditioning infrastructure required by the equipment owned by OCCEL installed on the premises owned by EMPZL shall be subject to the following monthly rates:

FOURTH CLAUSE - INCREASES AND DISCOUNTS: All of the aforementioned rates may be adjusted annually by EMPZL in a percentage not to exceed the percentage of the increase of the legal minimum wage determined by the Colombian Government. EMPZL may review and update the ranges established in the rate tables of this appendix, and establish discounts of the stipulated rates, in accordance with the conditions and marketing criteria adopted by EMPZL.

In testimony whereof this agreement is signed in the city of Manizales on the ____ day of ______ of nineteen hundred and ninety-four (1994).

By OCCEL S.A.                   By EMPRESAS PUBLICAS DE MANIZALES


GILBERTO ECHEVERRI MEJIA LUIS JOSE LONDONO ARANGO
President                General Manager

I certify that the translations into English of exhibits 3.01, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, and 10.10 to the Registration Statement on
F-4 of Occidente y Caribe Celular S.A. are fair and accurate.


/s/ Alvaro H. Munoz R.
- ------------------------------
Name

Finance Vice-president
- ------------------------------
Title

August 5, 1996
- ------------------------------
Date